Exhibit 99.1

MULTI-COLOR ANNOUNCES CORE EARNINGS OF $0.68 PER SHARE FOR DECEMBER QUARTER

CINCINNATI, OHIO, February 9, 2016 – Multi-Color Corporation (NASDAQ: LABL) announces third quarter core earnings per diluted share of $0.68 for the fiscal quarter ended December 31, 2015.

Q3 Highlights

“Growth in core EPS year on year in fourth quarter still expected despite third quarter shortfall,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q3 Developments

•	Organic sales on par with prior year; organic growth of 2% offset by decline in low margin beverage labels previously announced.

•	Plant consolidation and capex installations resulted in operating inefficiencies in core markets.

•	Increased compliance costs contributed to SG&A increase.

•	Lower tax rate partially offset by FX headwinds.

Q4 Developments

•	Irish label acquisitions closed in January 2016 with $17 million annual revenues.

•	North Carolina plant consolidation completed.

•	Consolidation of two Dublin-based Ireland facilities completed.

Irish Label acquisitions January 2016

•	We completed the 100% acquisition of Cashin Print and System Label, both based in Ireland. These businesses supply multinational customers in Ireland, the United Kingdom and Continental Europe and provide Multi-Color with the opportunity to supply a broader product range to a larger customer base, especially in the healthcare market.

Third quarter highlights:

•	Net revenues increased 9% to $206 million from $189.1 million compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2015 generated a 14% increase or $26.4 million. Foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a 5% decrease in revenues quarter over quarter.

•	Gross profit decreased $0.5 million or 1% compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2015 contributed $3.8 million to gross profit. Core gross profit, excluding the impact of inventory purchase accounting charges, decreased 1% or $0.5 million. Operating inefficiencies of $3.1 million and unfavorable foreign exchange rates of $1.3 million resulted in a net reduction in gross profit in the quarter. Core gross margins were 19.2% of net revenues for the current year quarter compared to 21.2% in the prior year quarter. Operating inefficiencies in our core markets globally and the impact of foreign exchange rates led to a 1.3% reduction in gross margin. The remaining reduction in gross margin is primarily due to acquisitions, which diluted the Company average.

•

Selling, general and administrative (SG&A) expenses increased $4.4 million or 28% compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2015 contributed $3.4 million to the increase, partially offset by a decrease of $0.7 million due to the favorable impact of foreign exchange rates. Non-core items relate to acquisition and integration expenses in both periods and were $0.6 million in the current year period compared to $0.5 million in the prior year quarter. The remaining increase primarily relates to professional fees and compensation expense year over year, including an incremental $1.3 million for compliance costs. The majority of the compliance costs relate to strengthening our internal control environment and remediating material weaknesses. We expect to continue to incur these costs into the beginning of fiscal 2017. Core SG&A, as a percent of sales, was 9.6% compared to 8.2% in the prior year quarter.

•	Facility closure expenses were $1.8 million in the current year quarter. In October 2015, the Company announced plans to consolidate its manufacturing facilities located in Greensboro, North Carolina into its other existing facilities. The Company recorded $0.7 million of facility closure expenses related to this consolidation during the current year quarter. Additionally, the Company consolidated its manufacturing facilities in Dublin, Ireland into a single location. In connection with this consolidation, the Company recorded $0.5 million in facility closure expenses during the current year quarter. During the current year quarter, the Company also recorded $0.6 million of facility closure expenses related to the previously announced closures of our manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin, primarily related to the write-down of the building in Norway, Michigan. In the prior year quarter, the Company recorded $1.9 million of facility closure expenses primarily related to the closures in Norway, Michigan and Watertown, Wisconsin.

•	Operating income decreased 22% or $4.9 million compared to the prior year quarter. Core operating income decreased 20% or $4.8 million. Operating income decreased primarily due to operating inefficiencies in core markets globally, increased compliance costs and unfavorable foreign exchange. Acquisitions occurring after the beginning of the third quarter of fiscal 2015 contributed $0.4 million to operating income.

•	Interest expense decreased $2.0 million or 25% compared to the prior year quarter primarily due to the write off of deferred financing fees of $2.1 million in the prior year quarter related to refinancing of debt. Core interest expense was $6.1 million for the current and prior year quarters. The Company had $515.3 million of debt at December 31, 2015 compared to $452.2 million at December 31, 2014.

•	Other expense was $0.7 million in the current quarter compared to income of $0.2 million in the prior year quarter. This was primarily due to gains and losses on foreign exchange.

•	Our effective tax rate decreased to 9% in the current year quarter from 33% in the prior year quarter. The effective tax rate on core net income decreased to 12% from 34% in the prior year quarter primarily due to the mix of income in some of our foreign jurisdictions, the impact of tax rate changes in certain foreign jurisdictions enacted during the quarter and other discrete items recognized during the current year quarter that reduced tax expense. The Company expects its annual core effective tax rate to be approximately 29% in fiscal 2016.

•	Diluted earnings per share (EPS) were $0.57 cents per diluted share in both the current and prior year quarters. Excluding the impact of the special items noted below, core EPS decreased 7% to $0.68 cents per diluted share from $0.73 cents in the prior year quarter. Net income increased to $9.6 million from $9.5 million in the prior year quarter. Core net income decreased to $11.5 million from $12.4 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended December 31, 2015 and 2014. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Three Months Ended
	12/31/15	Diluted	12/31/14	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$9,628	$0.57	$9,543	$0.57
Acquisition and integration expenses, net of tax	583	0.03	373	0.02
Facility closure expenses, net of tax	1,229	0.07	1,181	0.07
Inventory purchase accounting charge, net of tax	16	*	—	—
Deferred loan fee write off, net	—	—	1,259	0.07

Core net income and diluted EPS, (Non-GAAP)	$11,456	$0.68	$12,356	$0.73

* Diluted EPS is less than $0.01

Year-to-date highlights:

•	Net revenues increased 6% to $643.7 million from $605.3 million in the nine months ended December 31, 2015. Acquisitions occurring after the beginning of fiscal 2015 account for 11% of the increase or $66.6 million. Foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a 5% decrease in revenues compared to the nine months ended December 31, 2014.

•	Gross profit increased $4.5 million or 3% compared to the nine months ended December 31, 2014. Acquisitions occurring after the beginning of fiscal 2015 contributed $11.9 million being a 9% increase. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 4% or $4.6 million. Foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a $4.9 million or 4% decrease in gross profit and operating inefficiencies in our core markets globally resulted in a 2% decrease in gross profit compared to the nine months ended December 31, 2014. Core gross margins were 20.8% of net revenues in the nine months ended December 31, 2015 compared to 21.3% in the nine months ended December 31, 2014.

•	Selling, general and administrative expenses increased $10.7 million or 22% compared to the nine months ended December 31, 2014. Core SG&A increased $8.4 million or 18% compared to the nine months ended December 31, 2014, including $8.7 million in relation to acquisitions occurring after the beginning of fiscal 2015 partially offset by a decrease of $2.7 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to professional fees and compensation expenses year over year, including an incremental $1.9 million for compliance costs. The majority of the compliance costs relate to strengthening our internal control environment and remediating material weaknesses. Core SG&A increased as a percentage of sales to 8.7% from 7.9% in the prior year period. Non-core items related to acquisition and integration expenses in both periods and were $3.1 million in the nine months ended December 31, 2015 compared to $0.8 million in the same period of the prior year.

•	Facility closure expenses were $2.5 million primarily related to consolidation of our manufacturing facilities located in Greensboro, North Carolina, Norway, Michigan and Watertown, Wisconsin into our other North American facilities, as well as consolidation of our Dublin, Ireland facilities. During the nine months ended December 31, 2014, the Company recorded $7.3 million in facility closure expenses, $7.1 million of which related to closure of our manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin. An additional $0.1 million in facility closure expenses were incurred in the prior year related to the fiscal 2014 closure of our manufacturing facility in El Dorado Hills, California.

•	Operating income decreased $0.5 million or 1% compared to the nine months ended December 31, 2014. Core operating income decreased 5% or $3.8 million to $77.5 million primarily due to operating inefficiencies in core markets, increased compliance costs and unfavorable foreign exchange. Non-core items in fiscal 2016 primarily relate to acquisition expenses of $3.1 million, facility closure expenses of $2.5 million and inventory purchase accounting charges of $0.1 million. Acquisitions occurring after the beginning of fiscal 2015 contributed $3.2 million to operating income.

•	Interest expense decreased $0.7 million or 4% compared to the nine months ended December 31, 2014 due to the write off of deferred financing fees of $2.1 million in the prior year related to the refinancing of debt. Core interest expense increased by $1.3 million or 8% primarily due to an increase in debt borrowings to finance fiscal 2016 acquisitions.

•	The effective tax rate was 25% for the nine months ended December 31, 2015 compared to 35% in the nine months ended December 31, 2014. The effective tax rate on core net income was 27% for the nine months ended December 31, 2015 compared to 35% in the nine months ended December 31, 2014 primarily due to the mix of income in some of our foreign jurisdictions, the impact of tax rate changes in certain foreign jurisdictions enacted during the current year and other discrete items recognized during the current year that reduced tax expense.

•	Diluted earnings per share (EPS) increased 15% to $2.33 cents per diluted share in the nine months ended December 31, 2015 from $2.02 in the nine months ended December 31, 2014. Excluding the impact of the non-core items noted below, core EPS increased 2% to $2.51 cents per diluted share from $2.46 cents in the nine months ended December 31, 2014. Net income increased to $39.5 million from $34.1 million in the prior year. Adjusted for non-core items, net income increased to $42.6 million from $41.4 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the nine months ended December 31, 2015 and 2014. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Nine Months Ended
	12/31/15	Diluted	12/31/14	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$39,452	$2.33	$34,105	$2.02
Acquisition and integration expenses, net of tax	3,114	0.18	653	0.04
Facility closure expenses, net of tax	1,682	0.10	4,456	0.27
Inventory purchase accounting charge, net	81	*	—	—
Goodwill impairment loss, net of tax	—	—	951	0.06
Deferred loan fee write off, net of tax	—	—	1,259	0.07
Release of foreign valuation allowance	(1,691)	(0.10)	—	—

Core net income and diluted EPS, (Non-GAAP)	$42,638	$2.51	$41,424	$2.46

* Diluted EPS is less than $0.01

Fiscal Year 2016 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on February 9, 2016 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-680-0878 (participant code 66581652) or for international access, please call 617-213-4855 (participant code 66581652) by 9:45 a.m. (ET). A replay of the conference call will be available at 12:00 p.m. (ET) on February 9, 2016 through 11:59 p.m. (ET) on February 16, 2016 by calling 888-286-8010 (participant code 59008740) or internationally, by calling 617-801-6888 (participant code 59008740). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PPUB3E8E8. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia,

Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 5,000 associates across 46 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net revenues	$206,028	$189,127	$643,732	$605,307
Cost of revenues	166,418	148,973	510,156	476,218

Gross profit	39,610	40,154	133,576	129,089
Gross margin	19%	21%	21%	21%
Selling, general and administrative expenses	20,423	15,978	59,351	48,614
Facility closure expenses	1,790	1,915	2,515	7,274
Goodwill impairment	—	—	—	951

Operating income	17,397	22,261	71,710	72,250
Interest expense	6,102	8,147	19,110	19,828
Other expense (income), net	650	(213)	115	(264)

Income before income taxes	10,645	14,327	52,485	52,686
Income tax expense	1,008	4,784	12,940	18,581

Net income	$9,637	$9,543	$39,545	$34,105

Less: Net income attributable to non-controlling interests	9	—	93	—

Net income attributable to Multi-Color Corporation	$9,628	$9,543	$39,452	$34,105

Basic shares outstanding	16,772	16,564	16,728	16,571
Diluted shares outstanding	16,963	16,837	16,945	16,853
Basic earnings per share	$0.57	$0.58	$2.36	$2.06
Diluted earnings per share	$0.57	$0.57	$2.33	$2.02

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	December 31, 2015	March 31, 2015
Current Assets	$244,313	$207,972
Total Assets	$1,032,667	$927,371
Current Liabilities	$120,101	$108,021
Total Liabilities	$715,038	$637,898
Stockholders’ Equity	$317,629	$289,473
Total Debt	$515,274	$458,530

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core interest expense, core income before income taxes, and core effective tax rate. These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition expenses, integration expenses, purchase accounting charges related to acquisitions, goodwill impairment charges, write off of deferred loan fees, and release of certain tax positions. These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, interest expense, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three and nine months ended December 31, 2015 compared to the results of the prior periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three and nine months ended December 31, 2015 and 2014:

Core Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$39,610	$40,154	$133,576	$129,089
Inventory purchase accounting charge	23	—	120	—

Core gross profit, (Non-GAAP)	$39,633	$40,154	$133,696	$129,089

Core gross profit, (Non-GAAP) as a % of net revenues	19.2%	21.2%	20.8%	21.3%

Core SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$20,423	$15,978	$59,351	$48,614
Acquisition & integration expenses	(588)	(451)	(3,147)	(788)

Core SG&A expenses, (Non-GAAP)	$19,835	$15,527	$56,204	$47,826

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	9.6%	8.2%	8.7%	7.9%

Core Operating Income and Core EBITDA:

	Three Months Ended		Nine Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$17,397	$22,261	$71,710	$72,250
Acquisition & integration expenses	588	451	3,147	788
Inventory purchase accounting charge	23	—	120	—
Goodwill impairment	—	—	—	951
Facility closure expenses	1,790	1,915	2,515	7,274

Core operating income, (Non-GAAP)	$19,798	$24,627	$77,492	$81,263

Core operating income, as a % of net revenues, (Non-GAAP)	9.6%	13.0%	12.0%	13.4%
Depreciation	$8,451	$7,540	$23,644	$22,347
Amortization	3,231	2,830	9,633	8,653

Core EBITDA, (Non-GAAP)	$31,480	$34,997	$110,769	$112,263

% of net revenues	15.3%	18.5%	17.2%	18.5%

Core Interest Expense:

	Three Months Ended		Nine Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest expense, as reported	$6,102	$8,147	$19,110	$19,828
Loss on write-off of deferred financing fees	—	(2,056)	—	(2,056)

Core interest expense, (Non-GAAP)	$6,102	$6,091	$19,110	$17,772

Core Effective Tax Rate:

	Three Months Ended		Nine Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$10,645	$14,327	$52,485	$52,686
Non-core items	2,401	4,422	5,782	11,069

Core income before income taxes, (Non-GAAP)	$13,046	$18,749	$58,267	$63,755

	Three Months Ended		Nine Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$1,008	$4,784	$12,940	$18,581
Release of Canadian valuation allowance	—	—	1,691	—
All other non-core items	573	1,609	905	3,750

Core income tax expense, (Non-GAAP)	$1,581	$6,393	$15,536	$22,331

Effective tax rate	9%	33%	25%	35%
Core effective tax rate (Non-GAAP)	12%	34%	27%	35%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311